                                                                               .
                                                                               .
                                                                               .

EXHIBIT (11) - STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE

COMPUTATION OF NET INCOME PER COMMON SHARE
Comerica Incorporated and Subsidiaries

                                                                     Three Months Ended
                                                                        March 31,
(in millions, except per share data)                                2006           2005
                                                                 ----------     ----------
Basic
   Income applicable to common stock before cumulative
         effect of change in accounting principle                $      202     $      199
   Net income applicable to common stock                                194            199
                                                                 ==========     ==========

   Average common shares outstanding                                    162            169
                                                                 ==========     ==========

   Basic income per common share before cumulative
        effect of change in accounting principle                 $     1.25     $     1.18
   Basic net income per common share                                   1.20           1.18
                                                                 ==========     ==========

Diluted
   Income applicable to common stock before cumulative
         effect of change in accounting principle                $      202     $      199
   Net income applicable to common stock                                194            199
                                                                 ==========     ==========

   Average common shares outstanding                                    162            169
   Nonvested stock                                                        1              1
   Common stock equivalents:
         Net effect of the assumed exercise of stock options              1              1
                                                                 ----------     ----------
   Diluted average common shares                                        164            171
                                                                 ==========     ==========

   Diluted income per common share before cumulative
        effect of change in accounting principle                 $     1.23     $     1.16
   Diluted net income per common share                                 1.18           1.16
                                                                 ==========     ==========

     Options to purchase an average 6.0 million and 6.1 million shares of common stock at exercise prices ranging from $56.80 - $71.58 and $57.86 - $71.58 were outstanding during the three months ended March 31, 2006 and 2005, respectively, but were not included in the computation of both diluted income per common share before cumulative effect of change in accounting principle and diluted net income per common share because the options' exercise prices were greater than the average market price of common shares for the period.